                                                                 Exhibit 10.1
FOR IMMEDIATE RELEASE
FEBRUARY 3, 1998



                      AASCHE TRANSPORTATION SERVICES, INC.
                            COMPLETES ACQUISITION OF
                  THE MUNICIPAL SOLID WASTE TRANSPORT DIVISION
                          OF JACK GRAY TRANSPORT, INC.


SHANNON, IL - FEBRUARY 3, 1998 - AASCHE TRANSPORTATION SERVICES, INC. (NASDAQ/NNM:ASHE) announced today the completion of the acquisition of the municipal solid waste transport division of Jack Gray Transport, Inc. (the "Waste Transport Business") for $30 million in cash. The Waste Transport Business will be operated through Specialty Transportation Services, Inc. ("STS"), a newly formed subsidiary of Aasche, headquartered in Portage, Indiana. STS transports municipal solid and special waste under contracts ranging from five to twenty years with municipalities and large national waste service companies, including Waste Management, Browning-Ferris and Republic Waste Industries. Financing for the acquisition was provided through a senior credit facility by Mellon Bank, N.A. and through subordinated debt and equity financing by American Capital Strategies, Ltd., a specialty finance company based in Bethesda, Maryland, which also holds a 10% ownership interest in STS.

Revenues for the twelve months ended December 31, 1997 and the year ended December 31, 1996 for the Waste Transport Business were approximately $34,593,000 and $30,616,000, respectively.

Under exclusive waste transfer contracts, STS transports solid and special waste from transfer stations to landfill sites owned by either the municipality or a waste services company. STS services these waste contracts from terminals in the following metropolitan areas: Portland, Oregon; Long, Island, New York; Los Angeles, California; Phoenix, Arizona; Nashville, Tennessee; Seattle, Washington; Greensboro, North Carolina; and Spartanburg, South Carolina. One of STS' principal contracts is a 20 year contract averaging approximately $10 million per year with a tri-county governmental agency in Portland, Oregon, known as the Metro Sanitary District, to haul virtually all of the county's waste.

STS is managed by a seasoned group of executives and terminal managers led by Gary I. Goldberg. Mr. Goldberg has entered into a five year employment agreement to serve as the President of STS and will continue as a member of Aasche's Board of Directors. In addition, he is expected to be elected shortly as Vice President of Aasche. Mr. Goldberg organized the waste transport division of Jack Gray Transport fifteen years ago and served as its executive vice president prior to joining STS.

STS will be operated as a stand-alone business unit separate from Aasche's existing temperature-controlled operations with separate tractors, trailers, drivers and operations personnel.

                                                                    Exhibit 10.1


According to Mr. Goldberg, "As the only national for-hire carrier of municipal solid waste, we believe that STS is well positioned to take advantage of the significant growth opportunities in the municipal waste industry which are being experienced due to the accelerated outsourcing of transportation by the large waste companies. Based on our strong customer relationships with the major waste companies, we expect to capture a large share of the newly outsourced business."

"This acquisition adds diversity to our existing operations as well as a significant increase in our overall revenue base," commented Larry L. Asche, Chairman and Chief Executive Officer of Aasche.

"As a direct subsidiary of Aasche, STS expects to generate operating synergies, including enhanced purchasing capabilities to reduce costs, increased management depth and strengthened administrative and accounting related functions" added Leon M. Monachos, Aasche's CFO.

Aasche, through its operating subsidiaries, Asche Transfer, Inc. and AG Carriers, Inc., is a leading provider of temperature-controlled, time sensitive transportation of frozen foods, juice concentrates, perishable commodities, household and retail commodities, and tropical foliage. Its shares trade on the NASDAQ National Market under the symbol ASHE.

This release contains forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially as a result of factors over which the company has no control. Such factors include, but are not limited to: general economic conditions, availability of drivers, labor costs, interest rates, competition and governmental regulations. These risk factors and additional information are included in the company's reports on file with the Securities and Exchange Commission.

                                      *****